Exhibit 99.4

ASSETS	Home Solutions Of America	FERS	Pro Forma		Pro Forma
Current assets:	6/30/2005	6/30/2005	Adjustments		Combined
Cash	1,901	682			2,583
Accounts receivable, net of allowance for doubtful accounts of $287	9,501	821			10,322
Note receivable	980				980
Inventories	2,125				2,125
Costs in excess of billings	442				442
Prepaid expenses and other current assets	710				710
Assets held for sale	940				940
Total current assets	16,599	1,503	-		18,102

Property and equipment, net of accumulated depreciation of $876	2,911	29			2,940
Intangibles, net of accumulated amortization of $634	8,271				8,271
Goodwill	24,796		11,395	(a)	36,191
Due from related party	10				10
Other assets	140	2			142
	52,727	1,534	11,395		65,656
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	6,836	872	160	(b)	7,868
Current portion of debt	6,589		11,000	(c)	17,589
Current portion of capital lease obligations	85				85
Billings in excess of costs	180				180
Due to related party	265	272			537
Notes payable to related party	750				750
Total current liabilities	14,705	1,144	11,160		27,009
Long-term liabilities:
Debt, net of current portion	7,526				7,526
Minority interest	330				330
Capital lease obligations, net of current portion	102				102
Total liabilities	7,958	-	-		7,958
Commitments and contingencies
Stockholders' equity:
Series A convertible preferred stock, $0.001 par value, 0.08 shares authorized; 0.068 shares issued and outstanding (total liquidation preference of $1,746)	-				-
Series B convertible preferred stock, $.001 par value, 0.04 shares authorized, 0.04 shares issued and outstanding (total liquidation preference of $1,036)	-				-
Common stock, $0.001 par value, 50,000 shares authorized; 20,941 shares issued and outstanding	21	-	-		21
Additional paid-in capital	49,328	1	625	(b)
			-1	(d)	49,953
(Accumulated deficit) retained earnings	(19,285)	389	-389	(d)	(19,285)

Total stockholders' equity	30,064	390	235		30,689
	52,727	1,534	11,395		65,656

Six Months Ended June 30, 2005

	Home Solutions Of America	FERS	Pro Forma		Pro Forma
	6/30/2005	6/30/2005	Adjustments		Combined
Net sales	25,370	3,605	-		28,975

Costs and expenses
Cost of sales	14,339	3,013	-		17,352
Selling, general and administrative expenses	7,544	111	-		7,655
	21,883	3,124	-		25,007

Operating income	3,487	481	-		3,968

Other income (expense):
Gain on sale of assets	-	-	-		-
Interest income	32	-	-		32
Interest expense	(794)	-	(275)	(e)	(1,069)
Other income	47	-	-		47
Total other income (expense)	(715)	-	(275)		(990)

Income (loss) before income taxes and minority interest	2,772	481	(275)		2,978

Income taxes	(206)	-	(15)	(f)	(221)

Minority interest in income of consolidated subsidiary	(480)	-	-		(480)

Net income (loss)	2,086	481	(290)		2,277

Net income available to common shareholders per share:
Basic	$0.09				$0.10

Diluted	$0.08				$0.09

Weighted average number of common shares outstanding:
Basic	18,959		175	(g)	19,134

Diluted	20,622		175	(g)	20,797

Period Ended December 31, 2004

	Home Solutions Of America	FERS	Pro Forma		Pro Forma
	12/31/2004	12/31/2004	Adjustments		Combined
Net sales	31,121	-	-		31,121

Costs and expenses
Cost of sales	16,718	-	-		16,718
Selling, general and administrative expenses	10,356	92	-		10,448
	27,074	92	-		27,166

Operating income	4,047	(92)	-		3,955

Other income (expense):
Gain on sale of assets	(17)	-	-		(17)
Interest income	38	-	-		38
Interest expense	(930)	-	(92)	(e)	(1,022)
Other income	224	-	-		224
Total other income (expense)	(685)	-	(92)		(777)

Income (loss) before income taxes and minority interest	3,362	(92)	(92)		3,178

Income taxes	(219)	-	12	( f)	(207)

Minority interest in income of consolidated subsidiary	(580)	-	-		(580)

Net income (loss)	2,563	(92)	(80)		2,391

Net income available to common shareholders per share:
Basic	$0.11				$0.10

Diluted	$0.10				$0.09

Weighted average number of common shares outstanding:
Basic	16,393		175	(g)	16,568

Diluted	17,192		175	(g)	17,367

Home Solutions of America, Inc.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

The unaudited pro forma combined balance sheets give effect to the acquisition of Florida Environmental Remediation Services, Inc. ("FERS") as if the acquisition had occurred as of June 30, 2005.  The unaudited pro forma combined statements of operations for the year ended December 31, 2004 assume the acquisition took place as of January 1, 2004 and the unaudited pro forma combined statements of operations for the six months ended June 30, 2005 assume the acquisition took place as of January 1, 2005.

For purposes of the pro forma, FERS' financial results as of and for the period from November 1, 2004 (inception) through December 31, 2004 are combined with that of Home Solutions of America, Inc. as of and for the year ended December 31, 2004.

The pro forma information has been prepared for comparative purposes only, and does not purport to be indicative of Home Solutions of America Inc.'s (the "Home Solutions") results of operations that would have actually occurred had the transaction been in effect as of the date or for the periods presented, or of results that may occur in the future. The unaudited pro forma combined financial statements should be read in conjunction with Home Solutions' historical financial statements and related notes.

Note 2 - Pro Forma Adjustments

The pro forma adjustments are based on Home Solutions' management's preliminary estimates of the value of the tangible and intangible assets acquired. A valuation of the net assets acquired in the acquisition will be conducted by a third-party appraisal firm. As a result, the actual adjustments may differ materially from those presented in these unaudited pro forma combined financial statements.

Description of pro forma adjustments :

Pro Forma Adjustments to Combined Balance Sheets :

a)      To record goodwill.  The pro forma adjustments are based on the Home Solutions' management's preliminary estimates of the value of the tangible and intangible assets acquired.  Management will conduct a valuation of the net assets acquired, with the assistance of a third-party appraisal firm.  As a result, the actual adjustments may differ materially from those presented in these unaudited pro forma combined financial statements.

b)     To record the following acquisition costs:

  175,000 shares of common stock to finders.  The shares were valued at $625,000 (estimated fair value based on the closing price of the Company's common stock on the date earned).

  $160,000 in other acquisition-related costs including, but not limited to, expenses incurred for legal, accounting and travel.

c)      To record the issuance of the note payable to seller, bearing interest at 5% per annum, with the principal and accrued interest payable in one installment, maturing January 2, 2006.

d)      Eliminate historical equity of FERS.

Pro Forma Adjustments to Statements of Operations:

e)      Record interest expense for $11,000,000 promissory note issued in connection with acquisition assuming the debt is outstanding for all periods presented.

f)       Record a tax provision consistent with the effective tax rate of Home Solutions.

g)      Record issuance of shares in connection with the acquisition.